Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2221	(212) 918-4650

ORCHID CELLMARK REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

PRINCETON, N.J., June 22, 2006 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the first quarter of 2006.

Total revenues were $12.6 million for the first quarter of 2006, compared to $14.7 million for the first quarter of 2005. The decline in service revenues was largely due to a reduction in the price and volume of U.S. forensic cases billed, the pricing for U.S. government paternity testing services and the demand for our U.K. speculative, or non-violent, crime and agricultural testing services. These declines were partially offset by increased revenues from U.K. government paternity services, U.S. private paternity services and testing services to provide DNA profiles for uploading into the Federal Bureau of Investigation’s Combined DNA Index System (CODIS) and certain similar state databases. Service revenue was also reduced by the translation effect of the British pound sterling against the U.S. dollar.

Gross margin for the first quarter of 2006 was 19%, compared to 38% for the first quarter of 2005. The lower gross margin was primarily attributable to a decline in the price for U.S. forensic casework, U.S. government paternity testing services, and U.K. Police and Criminal Evidence Act (PACE) database testing services. Increased average cost per CODIS sample and a decrease in volume in U.K. speculative crime and agricultural testing services also contributed to the lower gross margin.

Total operating expenses, excluding cost of service revenue, for the first quarter of 2006 were $8.8 million compared to $7.4 million for the first quarter of 2005. The increase was primarily due to higher professional fees, stock-based compensation expense under Statement of Financial Accounting Standards No. 123 (R), severance costs, and increases in sales and marketing expenses primarily as a result of the expansion of the company’s U.S. field sales team that was implemented in the second half of 2005 and the expense associated with radio advertising in the U.S. for private paternity testing services.

Orchid Cellmark reported a net loss of $6.6 million, or $0.27 per share, for the first quarter of 2006, compared to a net loss of $1.7 million, or $0.07 per share, for the first quarter of 2005. The net loss for the first quarter of 2006 and 2005 includes charges of $1.3 million and $1.4 million, respectively, for depreciation and amortization.

At March 31, 2006, cash and cash equivalents were $19.8 million, and restricted cash was approximately $1.0 million. In the first quarter of 2006, cash used by operations was $4.1 million and cash used for capital expenditures was $0.2 million. The company has no short or long term debt.

Orchid Cellmark’s new President and Chief Executive Officer, Thomas Bologna, who joined the company in April 2006 commented, “Our first quarter results were, to say the least, extremely disappointing. The company’s poor results reflect operational weaknesses in the company that we are now addressing aggressively. Restructuring, including senior management changes at the company’s Princeton office, and other remedial actions are underway. However, we expect operating challenges will continue for the remainder of 2006.”

Mr. Bologna continued: “I believe the company needs greater operational focus and a relentless commitment to executing well. In addition, expenses are being scrutinized and reduced wherever appropriate. One of the most significant changes we are implementing is the application of rigorous discipline and focus to every aspect of our operations. For example, we hired a new corporate controller with a strong cost accounting background and are in the process of adding operational controllers in two of our facilities, including Dallas; we are taking a pragmatic look at our laboratory information systems; we are applying increasing scrutiny to our bidding process and we are taking a hard look at how we go about selecting, acquiring and servicing our business. In general, we are assessing, in a comprehensive way, how we operate our business. We are scrutinizing what has and has not worked and what needs to be done based on the dynamics of the marketplace. We are making changes accordingly.”

Mr. Bologna further commented, “Despite the company’s poor performance, we believe there is underlying value in our business that can be realized. Orchid Cellmark is unique with its worldwide presence and strong brand identity in the field of DNA identity testing.”

Mr. Bologna added, “I am pleased to note that we have been informed by the Nasdaq Listing Qualifications Panel that our request for continued listing on the Nasdaq National Market has been granted, subject to conditions. We expect to meet all of the Panel’s requirements for continued listing, including filing our first quarter 2006 Form 10-Q shortly.”

The notice from the Nasdaq Listing Qualifications Panel granting Orchid Cellmark’s request for continued listing on the Nasdaq National Market is the continuation of a process that began on April 3, 2006 when the company received a notice indicating that the company’s common stock was subject to delisting as it did not file its Annual Report on Form 10-K for the year ended December 31, 2005 in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14). In response, the company submitted a request for the Nasdaq Listing Qualifications Panel to consider the company’s continued listing, and it appeared in support of this request at a hearing on April 27, 2006. On May 16, 2006, Orchid Cellmark received a further notice from Nasdaq indicating that the company failed to comply with the filing requirements for continued listing as it did not file its Quarterly Report on Form 10-Q for the period ended March 31, 2006 within the required timeframe. Orchid Cellmark has filed its 2005 Annual Report on Form 10-K.

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, June 22, 2006 at 10:00 am EDT. To listen to the conference call, please dial 1-706-643-7682 and ask for the Orchid Cellmark conference call. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: the expectation that operational challenges will continue for the remainder of 2006; the expectation that further actions will be taken and that Orchid Cellmark will continue to scrutinize what has and has not worked and what needs to be done based on the dynamics of the marketplace and the belief that there is underlying value in Orchid Cellmark’s business that can be realized and the expectation that Orchid Cellmark will meet all of the Panel’s requirements for continued listing, including filing its first quarter 2006 Form 10-Q shortly. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, Orchid Cellmark’s ability to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Orchid Cellmark’s ability to remain listed on The Nasdaq National Market, Orchid Cellmark’s ability to address operational weaknesses, restructure and improve operations, change or add to senior management, including adding operational controllers, reduce expenses, improve laboratory information systems, increase scrutiny on the bidding process and effectuate other remedial actions. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three months ended March 31, 2006 and March 31, 2005

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2006	2005
Revenues:
Service revenues	$12,483	$14,489
Other revenues	112	176

Total revenues	12,595	14,665

Operating expenses:
Cost of service revenues	10,204	9,024
Research and development	278	397
Marketing and sales	2,215	1,778
General and administrative	5,815	4,639
Restructuring	54	119
Amortization of intangible assets	439	431

Total operating expenses	19,005	16,388

Operating loss	(6,410)	(1,723)
Other income (expense), net	(18)	90

Loss before income taxes	(6,428)	(1,633)
Income tax expense	171	19

Net loss	$(6,599)	$(1,652)
Basic and diluted loss per share	$(0.27)	$(0.07)

Shares used in computing basic and diluted net loss per share:	24,332	24,040

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2006 and December 31, 2005

(In thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Assets:
Current Assets
Cash and cash equivalents	$19,826	$23,198
Restricted cash	—	566
Accounts receivable, net	10,337	10,693
Inventory	830	1,054
Prepaid and other current assets	1,232	1,904

Total current assets	32,225	37,415
Fixed assets, net	8,433	9,096
Goodwill	2,188	2,177
Other intangibles, net	10,935	11,358
Restricted cash	975	1,170
Other assets	457	453

Total assets	$55,213	$61,669

Liabilities and Stockholders’ Equity:
Current Liabilities
Accounts payable	$3,302	$3,466
Accrued expenses and other current liabilities	8,900	9,077
Income tax payable	863	1,212
Deferred revenue	1,078	825

Total current liabilities	14,143	14,580
Accrued restructuring, less current portion	242	329
Other liabilities	1,229	1,283

Total liabilities	15,614	16,192

Total stockholders’ equity	39,599	45,477

Total liabilities and stockholders’ equity	$55,213	$61,669